Exhibit (e)(4)

September 30, 2008

Doug Macpherson

Vice President and Associate General Counsel

Endo Pharmaceuticals Inc.

100 Endo Boulevard

Chadds Ford, PA 19317

Dear Mr. Macpherson

In connection with your consideration of a possible transaction (the “Transaction”) involving Indevus Pharmaceuticals, Inc. (together with its subsidiaries and affiliates, the “Company”), the Company and UBS Securities LLC (“UBS”) as advisor to the Company, are prepared, subject to the terms and conditions of this agreement, to make available to you certain Confidential Information (as defined below).

The term “Confidential Information” shall include all information regarding the Company such information (whether written or oral) furnished to you and your Representatives (as defined below), whether prior to, on, or following the date hereof, together with analyses, compilations, forecasts, studies, and other documents and records prepared by you or your Representatives which contain, are based on, or otherwise reflect or are generated in whole or in part from such information, including that stored on any computer, word processor or other similar device. The term “Confidential Information” does not include any information which (i) at the time of disclosure is generally available to and known by the public (other than as a result of a disclosure by you or by any of the Representatives), (ii) information that you can establish in writing was in your possession prior to the time of disclosure by the Company and was not acquired, directly or indirectly, from the Company, (iii) information that was independently developed by you without reference to any Confidential Information as established by appropriate documentation, or (iv) was available to you on a non-confidential basis from a source (other than UBS, the Company or their respective representatives) that, to your knowledge, is not and was not prohibited from disclosing such information to you by a contractual, legal, or fiduciary obligation.

You hereby agree as follows:

1. You shall use the Confidential Information solely for the purpose of evaluating the Transaction and you shall keep the Confidential Information confidential and not disclose it in any manner whatsoever, except that you may disclose the Confidential Information or portions thereof to those of your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys, and accountants), and your potential sources of financing (if any) for the Transaction (collectively, the “Representatives”) (a) who need to know such information for the purpose of evaluating the Transaction, (b) who are informed by you of the confidential nature of the Confidential Information, and (c) who agree to be bound by the terms of this agreement as if they were parties hereto. You shall be responsible for any breach of this agreement by your Representatives. In the event that you or any of your Representatives are requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process) to disclose any of the Confidential Information, you shall provide the Company with prompt prior written notice of such requirement, you shall furnish only that portion of the Confidential Information which you are advised by counsel is legally required, and you shall exercise your reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

2. If you determine not to proceed with the Transaction, you will promptly inform UBS, as representative of the Company, of that decision and, in that case or at any time upon the request of the Company or UBS, you and your Representatives shall promptly either (i) destroy all copies of the written Confidential Information in your or their possession or under your or their custody or control (including that stored in any computer, word processor, or similar device) and confirm such destruction to UBS, in writing or (ii) return to the Company, all copies of the Confidential Information furnished to you by or on behalf of the Company in your possession or in the possession of your Representatives; provided that in either case you shall be permitted to retain one copy of Confidential Information solely with your Legal Department and for evidentiary purposes. Any oral Confidential Information will continue to be held subject to the terms of this agreement.

3. Without the prior written consent of the Company and unless required by law, you and your Representatives shall not disclose, announce, respond to any inquiry or otherwise discuss with or to any person (a) that any investigations, discussions, or negotiations are taking place concerning the Transaction or any other possible transaction involving the Company and you, (b) that you have requested or received any Confidential Information, or (c) any of the terms, conditions, or other facts with respect to the Transaction or such investigations, discussions, or negotiations, including the status thereof. The term “person” as used in this agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual, or entity.

4. You hereby represent and warrant that, as of the date hereof neither you nor any of your affiliates or Representatives, or any person with whom any of the foregoing may be deemed to be acting in concert with respect to the Company or its securities, owns any securities of the Company. You hereby agree that, for a period of eighteen months from the date of this letter agreement, unless specifically invited in writing by the Company, neither you nor any of your affiliates or Representatives on your behalf will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) of the Company, or rights or options to acquire any securities (or beneficial ownership thereof) of the Company, including derivative securities representing the right to vote or economic benefits of any such securities, or any assets, indebtedness or businesses of the Company or any of its affiliates, (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its affiliates, or any assets of the

Company or its affiliates constituting a significant portion of the consolidated assets of the Company and its affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its affiliates, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its affiliates; (b) form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) with respect to, or otherwise act in concert with any person in respect of, any of the types of matters set forth in (a) above; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of the Company or to obtain representation on the Board of Directors of the Company; (d) take any action which would or would reasonably be expected to result in a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any agreements or arrangements with any third party with respect to any of the foregoing. Notwithstanding the limitations set forth in this paragraph, and for the avoidance of doubt, the parties acknowledge and agree that you shall not be prohibited from initiating discussions with, and submitting confidential proposals to, the Company’s management via UBS; provided that any such proposal shall be conditioned on approval of the Company’s board of directors and shall by its terms not require public disclosure. The limitations of this paragraph shall not apply to any activity by you after the Company or any third party unrelated to you has made any public announcement of its intent to solicit or engage in any transaction of the type referred to in clause (a) above, provided, however, if the Company or such third person terminates or announces its intent to terminate such transaction and you (a) have not previously made any public announcement of your intent to solicit or engage in any transaction of the type referred to in clause (iii) above, or (b) in the event that such public announcement has been made by you and you have has terminated or announced your intent to terminate such transaction, then the limitations of this paragraph shall again be applicable.

5. You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any Confidential Information, will be advised by you) that (i) the Confidential Information being furnished to you or your Representatives contains or may itself be material, non-public information regarding the Company and (ii) the United States securities laws prohibit any persons who have material, nonpublic information concerning the Company, including the Confidential Information, from purchasing or selling securities of the Company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

6. You agree that (i) all communications regarding the Transaction, (ii) requests for additional information, facility tours, or management meetings, and (iii) discussions or questions regarding procedures with respect to the Transaction, will be submitted or directed to UBS. You agree that you will not contact or communicate with any officer, director, employee, or agent of the Company concerning the Confidential Information or a Transaction, except as expressly requested by the Company. You further agree that, for a period of one year from the date of this agreement, you will not, directly or indirectly, solicit for employment or hire any employee of the Company with whom you have had contact or who became known to you in connection with your consideration of the Transaction, provided that the foregoing shall not prohibit any general solicitations of employment not directed to the employees of the Company.

7. You acknowledge and agree that (a) the Company is free to conduct the process leading up to a possible Transaction as the Company, in its sole discretion, may determine (including, without limitation, by negotiating with any prospective buyer and entering into a preliminary or definitive agreement without prior notice to you or any other person), (b) the Company reserves the right, in its sole discretion, to change the procedures relating to your consideration of the Transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time and for any reason, and (c) unless and until a written definitive agreement concerning the Transaction has been executed with you, neither the Company nor its officers, directors, employees, affiliates, stockholders, agents, advisors (including UBS) or controlling persons will have any legal obligation or liability to you of any kind whatsoever with respect to the Transaction, whether by virtue of this agreement, any other written or oral expression with respect to the Transaction or otherwise. For purposes hereof, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer or bid on your part.

8. You understand and acknowledge that none of UBS, the Company or any of their respective officers, directors, employees, affiliates, stockholders, agents, or controlling persons is making any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information, and each of UBS, the Company and such other persons expressly disclaims any and all liability to you or any other person that may be based upon or relate to (a) the use of the Confidential Information by you or any of the Representatives or (b) any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy and completeness of the Confidential Information and that you will be entitled to rely solely on those particular representations and warranties, if any, that are made to a purchaser in a definitive agreement relating to the Transaction when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such definitive agreement.

9. You acknowledge that remedies at law may be inadequate to protect the Company against any actual or threatened breach of this agreement by you or your Representatives, and, without prejudice to any other rights and remedies otherwise available to the Company, you agree that the Company is entitled to seek equitable relief. In the event of litigation relating to this agreement, if a court of competent jurisdiction determines in a final, non-appealable order that this agreement has been breached by you, you agree to indemnify and hold harmless the Company from any damage, loss, cost, or liability (including reasonable legal fees and disbursements and the costs of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure by you or your Representatives of the Confidential Information.

10. You agree that no failure or delay by the Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

11. This agreement shall be binding upon the parties and their respective successors and assigns. The Company is a beneficiary of this agreement and may enforce this agreement directly. The Company may also amend this agreement with you without the consent of UBS; provided such amendment shall not affect UBS’ rights or obligations under this agreement.

12. Unless otherwise provided herein, your obligations under this letter shall terminate three (3) years from the date hereof.

13. This agreement and all controversies arising from or relating to performance under this agreement shall be governed by and construed in accordance with the laws of the State of New York. You and the Company hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States District Courts located in New York, New York for any lawsuits, actions or other proceedings arising out of or relating to this letter agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts. You further agree that service of any process, summons, notice or document by mail to your address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against you in any such court. You and the Company hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this letter agreement in the courts of the State of New York or the United States District Courts located in New York, New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

This agreement contains the entire agreement between the parties concerning the subject matter hereof, and no modification of this agreement or waiver of the terms and conditions hereof will be binding unless approved in writing by the parties.

Please confirm your agreement to the foregoing by signing both copies of this agreement and returning one to the undersigned. This agreement may be executed via facsimile transmission and may be executed in separate counterparts, each of which shall constitute a single instrument.

Very truly yours,

UBS Securities LLC, on behalf of the Company

By:	/s/ Sage N. Kelly
Sage N. Kelly
Managing Director

By:	/s/ Dustin Tyner
Dustin Tyner
Director

CONFIRMED AND AGREED of the date written above:
Endo Pharmaceuticals Inc.

By:	/s/ Doug Macpherson
Doug Macpherson
Vice President and Associate General Counsel